Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT (the “Agreement”) is made as of the 8th day of July, 2013 (the “Effective Date”), between Ketcham Brothers Ag Land Partnership, a California general partnership (the “Seller”), and Gladstone Land Corporation, a Maryland corporation, or its designee (the “Purchaser”).

WHEREAS, Seller has agreed to sell and Purchaser has agreed to purchase the Property (as hereinafter defined);

NOW, THEREFORE, in consideration of the agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Certain Definitions. For purposes of this Agreement, the following terms shall have the following definitions:

“Affiliate” shall mean, as to any person or entity, any other person or entity that directly or indirectly controls, is controlled by, or is under common control with such person or entity. For purposes of this definition, “control” means de facto effective control over the management of the applicable entity (by contract, state law, or otherwise), even though the party exercising “control” may own less than 50% of the voting equity interest of such entity.

“Brokers” shall mean: Seller’s Broker: Jeff Bradshaw

         Purchaser’s Broker: San Benito Realty, Inc.

“Closing Date” shall mean September 6, 2013, which is thirty (30) days after expiration of the Inspection Period. If Purchaser extends the Inspection Period by 15 days as set forth below, the Closing Date shall be extended by a corresponding number of days.

“Contracts” shall mean, collectively, any and all service, maintenance, management or other contracts or agreements with third parties relating to or affecting the Property, excluding the leases.

“Crops” shall mean any and all unharvested crops at the Property as of the Effective Date.

“Due Diligence Materials” shall mean those materials and information more particularly described on Exhibit C attached hereto and incorporated by reference herein.

“Earnest Money” shall mean the sum of Fifty Thousand Dollars ($50,000.00), together with all interest accrued thereon.

“Escrow Agent” shall mean: Stewart Title Guaranty Company

“GAP” shall mean good agricultural practices.

“Government Payments” shall mean all federal, state and local government payments, benefits and entitlements associated with or applicable to the Property or any crops grown thereon, including without limitation any applicable direct payments or counter-cyclical payments under the Farm Security and Rural Investment Act of 2002, as amended.

“Inspection Period” shall mean the period beginning on the Effective Date and ending at 5:00 p.m. local time at the Property on August 7, 2013, which is thirty (30) days after the Effective Date. Purchaser may extend the Inspection Period by fifteen (15) additional days, to August 22, 2013, by written notice to Seller prior to expiration of the initial Inspection Period if, in Purchaser’s sole discretion, it requires additional time to obtain or review its third party reports.

“Improvements” shall mean all structures, gates, fences, roads, levees, ditches, appurtenances or other facilities currently existing on the Property, including without limitation all Irrigation Equipment.

“Irrigation Equipment” shall mean all below ground, surface and above ground irrigation equipment at the Property, including without limitation water wells, pumps, casings, risers, above and below ground pipes and pipelines, culverts, and pivot irrigation equipment, and all related power units, as applicable. All the Irrigation Equipment shall be deemed to be part of the Improvements to be conveyed to Purchaser.

“Land” shall mean that certain real property situated at 72 Hebert Road in Monterey County, State of California, comprising approximately 105.5 gross acres, as more particularly described on Exhibit A attached hereto and incorporated herein by reference, together with all rights, easements, hereditaments and appurtenances thereunto belonging.

“Leases” shall mean, collectively if more than one, any and all leases in effect at the Property, as more particularly described on Exhibit D attached hereto and incorporated herein by reference. Any reference to the “Lease” shall mean any individual lease.

“Personal Property” shall mean (i) Seller’s right, title and interest in and to the Crops and Plants, subject to any rights of the Tenant under the Lease, and (ii) any personal property used by Seller in conducting farming operations or for hunting, fishing or other recreational use at the Property that will be conveyed to Purchaser as part of this transaction, if any, as more particularly described on Exhibit B attached hereto and incorporated by reference herein.

“Plants” shall mean any and all strawberry plants and other crops, such as leafy greens, at the Property as of the Effective Date.

“Property” shall mean the Land, Improvements, and any Personal Property.

“Purchase Price” shall mean the total amount of Four Million One Hundred Nine Thousand and No/100 Dollars ($4,109,000.00) subject to adjustment as set forth in this Agreement.

“Purchaser’s Address” shall mean:

Gladstone Land Corporation

Attention: Bill Frisbie

1521 Westbranch Drive, Suite 200

McLean, VA 22102

(703) 287-5839 (T)

(703) 287-5801 (F)

Email: Bill.Frisbie@gladstonecompanies.com

With copy to:

Bass Berry & Sims PLC

Attention: Richard R. Spore

100 Peabody Place, Suite 900

Memphis, TN 38103

(901) 543-5902 (T)

(888) 543-4346 (F)

Email: rspore@bassberry.com.

“Pursuit Costs” shall mean all of Purchaser’s reasonable third party, out of pocket expenditures in connection with the transaction contemplated hereby, including without limitation legal, engineering, loan, appraisal, survey and title fees and expenses.

“Recreational Rights” shall mean, collectively, any and all leases, licenses or other rights to use any portion of the Property for recreational use such as hunting, fishing, boating, or otherwise.

“Seller’s Address” shall mean: c/o John R. Ketcham, 4554 Blue Mountain Road, Woody, CA 93287.

“Tenants” shall mean the tenants under Leases. Any reference to “Tenant” shall mean any individual tenant under a Lease.

“Tenant Inducements” shall mean any and all free rent, allowance(s) to any Tenant for any Improvements, and any forbearance or waiver in enforcing any Tenant’s obligations under its Lease.

“Title Company” shall mean: Stewart Title Company.

“Water Rights” shall mean all rights to use wells and other water sources that exist on the Effective Date that benefit or are appurtenant to the Property and that may be reasonably necessary to conduct farming operations at the Property as currently conducted and in accordance with GAP.

2. Property. Seller hereby agrees to sell and Purchaser, or its designee, hereby agrees to purchase from Seller the Property.

3. Earnest Money. Within three (3) business days after the later of (x) the Effective Date or (y) the date of full execution of this Agreement by both Seller and Purchaser, Purchaser shall deposit the Earnest Money with the Escrow Agent by wire transfer or certified or cashier’s check. Said Earnest Money shall be refundable to Purchaser in accordance with this Agreement.

4. Purchase Price. At the Closing, defined below, all Earnest Money shall be applied to the Purchase Price, and the balance of the Purchase Price, subject to adjustments for credits and debits as set forth in this Agreement, shall be paid in good funds by wire transfer.

5. Inspection Period; Refund of Earnest Money; Due Diligence Materials.

(a) Purchaser shall have until the expiration of the Inspection Period to make such determinations with respect to the Property as Purchaser deems appropriate and to elect to either continue or terminate this Agreement, in Purchaser’s sole and absolute discretion, for any reason or no reason. Purchaser may terminate this Agreement, and receive a full refund of the Earnest Money, less $10.00 to be retained by Seller as consideration for entering into this Agreement, by delivering written termination notice to Seller at any time prior to expiration of the Inspection Period. If Purchaser does not so terminate this Agreement, the Earnest Money shall thereafter be refundable to Purchaser only as expressly otherwise set forth in this Agreement, and this Agreement shall remain in effect.

(b) Within five (5) days after the Effective Date, Seller shall deliver to Purchaser at Seller’s sole expense the Due Diligence Materials. For each day of Seller’s delay in delivering all of the Due Diligence Materials beyond five (5) days after the Effective Date, the Inspection Period and Closing Date shall (at Purchaser’s option) be extended by one (1) day. Seller shall also promptly provide any other documents or information in Seller’s possession or control relating to the Property, the Lease, the Tenant, or any Contract that is reasonably requested by Purchaser.

6. Costs and Prorations.

(a) Purchaser shall pay the title insurance premium for any endorsements to its Title Policy, defined below, for the Property, the costs of any Survey obtained by Purchaser pursuant to Section 9 hereof, and the costs of any Phase I environmental report obtained by Purchaser. Seller shall pay for preparation of the deed of transfer, all transfer taxes, document stamps and recording costs applicable to the deed of transfer, the premium for Purchaser’s Title Policy, defined below (excluding the premium for any endorsements thereto), and any costs of production of the title search or abstract for the Property. Purchaser shall pay all expenses incident to any financing obtained for the purchase of the Property. All other closing costs shall be borne in accordance with the custom in Monterey County, California.

(b) The following shall be prorated between the parties as of the Closing Date: (i) ad valorem property taxes constituting a lien against the Property for the year in which the Closing occurs and all other unpaid assessments with respect thereto, and (ii) rents and other tenant charges, utilities, and operating expenses for the Property for the calendar month (or other applicable period if such rents or other tenant charges are not paid monthly) in which Closing occurs, subject to subsection 6(c) below. In the event such proration is based upon a previous year’s taxes or assessment, after Closing, at such time as any of the taxes or assessments are capable of exact determination, the party having the information permitting the exact determination shall send to the other party a detailed report of the exact determination so made. Within thirty (30) days after both Seller and Purchaser shall have received such report, Seller and Purchaser shall adjust the amounts apportioned pursuant to the estimates made at Closing to reflect the exact determinations contained in the report, and Seller or Purchaser, as the case may be, shall pay to the other whatever amount shall be necessary to compensate for the difference. Purchaser shall receive a credit against the Purchase Price in the amount of all security deposits (together with interest required to be paid thereon) held or required to be held by Seller under the Lease.

(c) Nondelinquent rent collected by Seller after Closing attributable to periods from and after Closing shall be promptly remitted to Purchaser. Delinquent rent collected by Seller and Purchaser after the date of Closing shall be delivered by the recipient as follows: Within fifteen (15) days after the receipt thereof, Seller and Purchaser agree that all rent received by Seller or Purchaser shall be applied first to then current rents, and then to delinquent rents for periods after Closing and then to delinquent rents for periods prior to Closing. Seller retains the right to pursue tenants for payment of delinquent rent but may not seek to dispossess a tenant, terminate a lease or enforce a landlord lien.

7. Conditions Precedent To Purchaser’s Obligations. Seller acknowledges that as a condition precedent to Purchaser’s obligations hereunder, the following shall occur on or before the Closing Date (or any earlier date indicated below), any of which conditions may be waived by Purchaser in its sole discretion:

(a) No later than five (5) days prior to the Closing Date, Seller shall have delivered to Purchaser (i) a Qualifying Tenant Estoppel (defined below) executed by each Tenant, and (ii) any subordination, non-disturbance and attornment agreements (“SNDA”) reasonably required by Purchaser’s lender from each Tenant. Seller agrees to use reasonable efforts to obtain the required tenant estoppel and SNDA. For purposes hereof, a “Qualifying Tenant Estoppel” is a tenant estoppel substantially in the form of Exhibit D (or in any other form reasonably required by or acceptable to Purchaser’s lender) that does not include any information that is materially inconsistent with Seller’s representations and warranties in this Agreement.

(b) The Title Company shall be irrevocably committed to issue upon Closing a 2006 ALTA Owner’s Policy of Title Insurance (the “Title Policy”), as evidenced by a “marked up” Title Commitment, defined below, insuring Purchaser as owner of fee simple title to the Property, subject only to Permitted Exceptions (defined below), in the amount of the Purchase Price, and containing such endorsements as Purchaser shall have requested.

(c) Subject to Sections 14 and 15 below, there shall have been no material adverse change in the condition of any of the Property (including without limitation any Improvements) after expiration of the Inspection Period and prior to the Closing Date.

(d) Each and every representation and warranty of Seller set forth in Section 11 shall be true and correct in all material respects, and Seller shall not be in default under any of its other obligations under this Agreement, as of Closing.

8. Closing; Deed.

(a) Subject to all preconditions set forth herein, the closing or settlement (“Closing”) of the transaction contemplated hereby, unless terminated in accordance with this Agreement or as otherwise agreed upon by Purchaser and Seller, shall be held via the mails, through the Escrow Agent at 10:00 a.m. on the Closing Date or such other place and time as the parties may agree in writing.

(b) At Closing, Seller shall convey to Purchaser good, marketable and insurable title to the Property by a grant deed in form acceptable to Purchaser and the Title Company (the “Deed”), subject to (i) standard exceptions for real property taxes not yet due and payable, and (ii) any other matters which are waived by, or acceptable to, Purchaser pursuant to Section 10 below (the “Permitted Exceptions”). The Land description in the Deed shall be the property description from Seller’s vesting deed(s); provided, that if Purchaser obtains a Survey of the Property, Seller also agrees to execute and deliver a recordable Quit Claim Deed to Purchaser at Closing using the Survey description.

9. Survey. During the Inspection Period, Purchaser, at Purchaser’s expense, may cause a survey of the Property to be prepared by a surveyor selected by Purchaser (“Survey”).

10. Title. During the Inspection Period, Purchaser shall procure a title insurance commitment in the amount of the Purchase Price covering the Property issued by the Title Company (the “Title Commitment”) and furnish a copy thereof to Seller. Purchaser shall have until the expiration of the Inspection Period to object to any matters shown on the Title Commitment or Survey by written notice to Seller (“Title Objection Notice”). Purchaser may also object to any new matters thereafter revealed by a title update by subsequent Title Objection Notice to Seller. Within five (5) business days after receipt of Purchaser’s Title Objection Notice, Seller shall either (i) deliver written notice to Purchaser of any title or Survey objections which Seller elects not to cure, or (ii) cure or satisfy such objections (or commence to cure or satisfy such objections as long as Seller reasonably believes such objections may be cured or satisfied at least two (2) business days prior to Closing). Within five (5) business days after receipt of Seller’s written notification that Seller elects not to cure a title or Survey objection, Purchaser may terminate this Agreement and receive a full refund of the Earnest Money by delivering written notice thereof to Seller. If Purchaser does not so terminate this Agreement, then any such title or Survey objection which Seller elects not to cure shall be deemed waived by Purchaser and shall be an additional Permitted Exception. If any objection which Seller elects to cure is not satisfied by Seller at least two (2) business days before the scheduled date of Closing, Purchaser shall have the right to terminate this Agreement, in which case the Earnest Money shall be returned to Purchaser and neither party shall have any further rights, obligations or duties under this Agreement. If Seller does cure or satisfy the objections at two (2) business days prior to Closing, then this Agreement shall continue in effect. Any exception to or defect in title which Purchaser shall elect to waive, or which is otherwise acceptable to Purchaser, shall be deemed an additional Permitted Exception to title at Closing. Seller covenants and agrees not to alter or encumber in any way Seller’s title to the Property after the date hereof. Notwithstanding anything in this Agreement to the contrary, Seller shall cause any deed of trust, mortgage, deed to secure debt, judgment or other lien for a liquidated sum encumbering the Property to be released at or before Closing.

11. Seller’s Representations and Warranties. As of the date hereof and as of the Closing Date (as evidenced by Seller’s downdate certificate to be provided at Closing), Seller represents, warrants and covenants to Purchaser that:

(a) Other than the Tenants under the Leases, there are and there will be no parties in possession of any portion of the Property as lessees, and no other party has been granted an oral or written license, lease, option, purchase agreement or other right pertaining to the use, purchase or possession of any portion of the Property. A true, complete and correct copy of each Lease and any Contracts affecting the Property and any amendments thereto have been or will be furnished to Purchaser within five (5) days after the Effective Date as part of the Due Diligence Materials. Such Leases and any Contracts are valid and binding in accordance with their respective terms and conditions, are in full force and effect, and have no uncured breach or default by any party. No off-sets or defenses are available to any party under any Lease or any Contract. All Contracts are cancellable upon not more than thirty (30) days prior written notice without the payment of any fees, charges or penalities. No rents under any Lease (other than rents currently due and payable) have been collected more than thirty (30) days in advance, and no Tenant is entitled to any Tenant Inducements. There are no leasing brokerage agreements, leasing commission agreements or other agreements providing for the payment of any amounts, and no commissions due, for leasing activities with respect to the Property except as set forth in the Lease. Purchaser shall have no liability for (and Seller hereby indemnifies and holds harmless Purchaser from and against any claim for) any such leasing commissions and any Tenant Inducements with respect to the Leases.

(b) The Seller has not received notice of any default (nor is there any default) under any note or deed of trust related to or secured by the Property. The execution and delivery of this Agreement, the consummation of the transaction herein contemplated and the compliance with the terms and provisions hereof will not conflict with or (with or without notice or the passage of time or both) result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, loan agreement or instrument to which the Seller is a party or by which the Seller or the Property is bound, any applicable regulation or any judgment, order or decree of any court having jurisdiction over the Seller or the Property.

(c) The Seller has not received any notice, nor is the Seller aware, of any violation of any ordinance, regulation, law, statute, rule or restriction relating to the Property.

(d) There are no attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy or under any applicable debtor relief laws or any other litigation contemplated by or pending or threatened against the Seller or the Property.

(e) Seller has been duly organized and is validly existing under the laws of the State of California. Seller has the full right and authority to enter into this Agreement and to transfer all of the Property to be conveyed by Seller pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein to be made by Seller. The person signing this Agreement on behalf of Seller is authorized to do so. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Seller, enforceable in accordance with their respective terms. No other signatures or approvals are required to make this Agreement fully enforceable by the Purchaser with respect to the Seller or the Property. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Seller, enforceable in accordance with their respective terms.

(f) The Seller has and will convey to the Purchaser good, marketable and indefeasible title in fee simple to the Property, subject only to the Permitted Exceptions.

(g) There is no pending or threatened condemnation or similar proceeding or assessment affecting the Property or any part thereof, nor to the knowledge of the Seller is any such proceeding or assessment contemplated by any governmental authority. There will be no claim against the Property or Purchaser for or on account of work done, materials furnished, and utilities supplied to the Property prior to the Closing Date. To Seller’s knowledge, there are no public plans or proposals for changes in road grade, access, or other municipal improvements which would adversely affect the Property or result in any assessment; and no ordinance authorizing improvements, the cost of which might be assessed against Purchaser or the Property, is pending.

(h) Except as disclosed in the Due Diligence Materials, no Improvements on the Land are located is within the area determined to be within any flood hazard areas, including the 100-year flood plain on the Flood Insurance Rate Map published by the Federal Emergency Management Agency and/or by the United States Army Corps of Engineers and/or Monterey County and/or the State of California.

(i) Seller has not entered into any agreement to dispose of its interest in the Property or any part thereof, except for this Agreement.

(j) Seller is not a party to any litigation which is still pending, and knows of no threatened litigation, affecting or relating to the Property.

(k) Neither the Seller, nor to Seller’s knowledge, any other party has ever caused or permitted any “hazardous material” (as hereinafter defined) to be placed, held, located, or disposed of on, under, or at the Property or any part thereof in forms or concentrations which violate applicable laws and regulations, and, to Seller’s knowledge, neither the Property nor any part thereof has ever been used as a dump or storage site (whether permanent or temporary) for any hazardous material. As used herein, “hazardous material” means and includes any hazardous, toxic, or dangerous waste, substance, or material defined as such in, or for purposes of, the Comprehensive Environmental Response, Compensation Liability Act (42 U.S.C. Section 9601, et seq., as amended) or any other “super fund” or “super lien” law or any other Federal, State, or local statute, or law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability for standards of conduct concerning any substance or material, as presently in effect. The Property does not currently contain any underground or aboveground storage tanks and any storage tanks previously located on the Property (whether above ground or below ground) have been removed in accordance with the requirements of all applicable laws with “clean closure” or “no further action” letter(s), or comparable letters, issued by the State of California in connection therewith. Without limiting the other provisions of this Section 11(k), there has never been any release or spill of oil, fuel or any other substance stored in storage tanks of any kind on the Property.

For purposes of this Section 11, references to “Seller’s knowledge” shall mean the actual knowledge, after making diligent inquiry, of Owners, who [have] direct management responsibility for the Property.

Seller hereby indemnifies and holds harmless Purchaser from and against any and all loss, expense (including without limitation reasonable attorney fees), liability, cost, claim, demand, action, cause of action and suit arising out of or in any way related to any breach of any representation, warranty, covenant or agreement of Seller in this Agreement.

Except as expressly set forth in this Agreement, the Deed and any other closing documents, the Seller is conveying the Property, and Purchaser accepts the Property, in AS IS condition as of the end of the Inspection Period.

12. Broker and Broker’s Commission.

(a) If Closing occurs hereunder but not otherwise, Seller shall pay a commission to Seller’s Broker, and Purchaser shall pay a commission to Purchaser’s Broker, all payable in cash at Closing, all as set forth in separate agreements between Seller and Seller’s Broker and Purchaser and Purchaser’s Broker.

(b) Purchaser and Seller each represent and warrant to the other that, with the exception of the Brokers set forth in Section 12(a) above, such party has not incurred an obligation to any other broker or agent in connection with the transaction contemplated hereby. Each party hereby covenants and agrees to defend, indemnify and hold harmless the other party against and from any and all loss, expense, liability, cost, claim, demand, damage, action, cause of action and suit arising out of or in any manner relating to the alleged employment or use by such party of any real estate broker or agent in connection with this transaction. The provisions of this Section 12(b) shall survive the Closing of this transaction.

13. Survey and Inspection. Purchaser and Purchaser’s agents, employees and independent contractors shall have the right and privilege to enter upon the Property during the Inspection Period to survey and inspect the Property and to conduct soil borings, environmental assessment and toxic waste studies and other geological, engineering, water or landscaping tests or studies or inspections, all at Purchaser’s sole cost and expense. Purchaser hereby covenants and agrees to indemnify and hold harmless Seller from any and all loss, liability, cost, claim, demand, damage, action, cause of action and suit arising out of or in any manner related to the exercise by Purchaser of Purchaser’s rights under this section (but not the existence of any condition discovered in the course of Purchaser’s inspections and testing).

14. Eminent Domain. If, after the Effective Date and prior to Closing, Seller shall receive notice of the commencement or threatened commencement of eminent domain or other like proceedings against the Property or any portion thereof, Seller shall immediately notify Purchaser in writing, and Purchaser shall elect within thirty (30) days from and after such notice, by written notice to Seller, one of the following: (a) not to close the transaction contemplated hereby, in which event all Earnest Money shall be refunded to Purchaser and this Agreement shall be void and of no further force and effect; or (b) to close the purchase of the Property contemplated hereby in accordance with its terms but subject to such proceedings, in which event the Purchase Price shall remain the same and Seller shall transfer and assign to Purchaser at Closing all condemnation proceeds and rights to additional condemnation proceeds, if any. If Purchaser elects to purchase after receipt of such a notice, all actions taken by Seller with regard to such eminent domain proceedings, including but not limited to, negotiations, litigation, settlement, appraisals and appeals, shall be subject to the approval of Purchaser, which approval shall not be unreasonably withheld. If Purchaser does not make such election within the aforesaid time period, Purchaser shall be deemed to have elected to close the transactions contemplated hereby in accordance with clause (b) above.

15. Property Damage. If, after the Effective Date and prior to Closing, the Property shall suffer significant damage as the result of fire or other casualty, Seller shall immediately notify Purchaser in writing. In the event said damage results in damage of the improvements situated on the Property in the amount of Ten Thousand and No/100 Dollars ($10,000.00) or greater, Purchaser shall have the right to elect within fifteen (15) days from and after such notice, by written notice, one of the following: (a) not to close the transaction contemplated hereby, in which event all Earnest Money shall be refunded to Purchaser and this Agreement shall be void and of no further force and effect; or (b) to close the purchase of the Property contemplated hereby in accordance with its terms but subject to such damage, in which event the Purchase Price shall remain the same and Seller shall transfer and assign to Purchaser at Closing all insurance proceeds received or to be received as a result of such damage, and Purchaser shall receive a credit against the Purchase Price for any insurance deductible or uninsured loss. If Purchaser does not make such election within the aforesaid time period, Purchaser shall be deemed to have elected to close the transactions contemplated hereby in accordance with clause (b) above. In the event less than Ten Thousand and No/100 Dollars ($10,000.00) of damage to the improvements situated on the Property exists, this Agreement shall remain in full force and effect, but, at Closing, Seller shall transfer and assign to Purchaser all insurance proceeds received or to be received as a result of such damage, and Purchaser shall receive a credit against the Purchase Price for any insurance deductible or uninsured loss.

16. Condition of Property. Subsequent to the Effective Date and prior to Closing, Seller shall maintain the Property in accordance with its past practices and ordinary maintenance, but shall not be required to provide any extraordinary maintenance.

17. Operations. After the Effective Date and prior to the Closing Date, Seller shall neither enter into any new, nor terminate, modify, extend, amend or renew any existing, lease or service, management, maintenance, repair, employment, union, construction, leasing or other contract or agreement affecting the Property (each, a “New Agreement”) without providing at least five (5) business days prior notice (and opportunity to review and approve the New Agreement) to Purchaser. Purchaser shall have five (5) business days after Purchaser’s actual receipt (notwithstanding the notice provisions in Section 18 below) of a true, correct and complete copy of a New Agreement to approve the same. If Purchaser does not approve any such New Agreement that Seller will enter into prior to expiration of the Inspection Period, then Purchaser’s sole and exclusive remedy will be to terminate this Agreement by delivering written notice to Seller no later than five (5) business days after receiving the New Agreement, and in such event Purchaser shall receive a full refund of the Earnest Money. If Purchaser fails to terminate this Agreement as set forth in the preceding sentence, it shall be deemed to have approved the New Agreement that Seller will enter into prior to expiration of the Inspection Period in the form provided. Seller may not enter into New Agreement after expiration of the Inspection Period unless Purchaser has approved the same in writing. Seller shall cause any Contracts which Purchaser elects in its discretion not to assume to be cancelled at or before Closing. Seller shall promptly notify Purchaser in writing of any default by Tenant under the Lease that occurs after the Effective Date, and if any such default occurs Purchaser may terminate this Agreement and receive a full refund of the Earnest Money.

18. Notice. Each notice required or permitted to be given hereunder shall be sent by certified mail with return receipt requested and adequate postage prepaid, addressed to the appropriate party (and marked to a particular individual’s attention) as hereinafter provided and shall be deemed effective, upon deposit in the U.S. mail, correctly addressed, with adequate prepaid postage affixed thereto; provided, that a confirming copy of each such notice must be sent concurrently by hand delivery, fax or email transmission, or by recognized overnight courier service such as Federal Express. Rejection or other refusal by the addressee to accept shall be deemed to be receipt of the notice sent. The addresses of the parties to which notices are to be sent shall be Purchaser’s Address or Seller’s Address, as applicable, as set forth in Section 1 above. Any party shall have the right from time to time to change the address to which notices to it shall be sent to another address, and to specify two additional addresses to which copies of notices to it shall be mailed, by giving to the other party at least ten (10) days prior notice of the changed address or additional addresses.

19. Remedies.

(a) Seller’s Remedies; Liquidated Damages.

IF THIS TRANSACTION FAILS TO CLOSE BY REASON OF PURCHASER’S WRONGFUL FAILURE TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT, THE EARNEST MONEY SHALL BE RETAINED BY SELLER AS LIQUIDATED DAMAGES THE PARTIES HEREBY ACKNOWLEDGING THAT SELLER’S ACTUAL DAMAGES IN SUCH CIRCUMSTANCES WOULD BE DIFFICULT, IF NOT IMPOSSIBLE, TO DETERMINE. SELLER EXPRESSLY ACKNOWLEDGES AND AGREES THAT RETENTION OF THE EARNEST MONEY AS PROVIDED FOR HEREIN SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY IN THE EVENT OF PURCHASER’S FAILURE TO PERFORM ITS OBLIGATIONS HEREUNDER, AND SELLER SHALL HAVE NO RIGHT TO RECOVER OR CLAIM ACTUAL DAMAGES OR SPECIFIC PERFORMANCE. BY PLACING THEIR INITIALS HERE, PURCHASER:                      AND SELLER:                      AGREE THAT SELLER SHALL RETAIN THE AMOUNT OF THE EARNEST MONEY AS ITS LIQUATED DAMAGES, WHICH SHALL BE SELLER’S SOLE REMEDY IN THE EVENT OF A BREACH OR

DEFAULT BY PURCHASER. IF THIS TRANSACTION FAILS TO CLOSE FOR ANY REASON OTHER THAN PURCHASER’S WRONGFUL FAILURE TO PERFORM ITS OBLIGATIONS HEREUNDER, THE EARNEST MONEY SHALL PROMPTLY BE REFUNDED TO PURCHASER.

(b) In the event Seller fails or refuses to convey the Property in accordance with the terms hereof or otherwise fails to perform its obligations hereunder, Purchaser’s sole and exclusive remedies for Seller’s breach shall be either to (i) terminate this Agreement by written notice to Seller and Escrow Agent and receive a full refund of the Earnest Money by the party in possession thereof and reimbursement from Seller of Purchaser’s Pursuit Costs, all within ten (10) days after Purchaser’s termination of this Agreement, or (ii) obtain specific performance of this Agreement. Notwithstanding the foregoing, Purchaser shall also be entitled to obtain its attorneys’ fees and costs in connection with enforcing its rights and remedies under this Agreement.

20. Time of Essence. Time is of the essence of this Agreement.

21. Closing Documents. At or prior to Closing, each party shall deliver to the other party appropriate evidence to establish the authority of such party to enter into and close the transaction contemplated hereby. Seller also shall execute and deliver to the Title Company at Closing, for it to hold in escrow pending Purchaser’s payment of the Purchase Price: (i) the Deed; (ii) a certificate with respect to Section 1445 of the Internal Revenue Code stating, among other things, that Seller is not a foreign corporation as defined in the Internal Revenue Code and I.R.S. Regulations; (iii) the General Assignment substantially in the form attached hereto as Exhibit E; (iv) a letter to each Tenant under any Lease in the form reasonably requested by Purchaser; (v) Seller’s representation and warranty downdate certificate under Section 11; and (vi) such other documents reasonably necessary or appropriate to complete and evidence the transaction contemplated hereby, as reasonably requested by the Purchaser or Title Company, including without limitation a standard title company owner’s affidavit.

22. Entire Agreement. This Agreement constitutes the entire agreement of the parties and may not be amended except by written instrument executed by Purchaser and Seller. All prior understandings and agreements between the parties are deemed merged herein.

23. Headings. The section headings are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope or content of this Agreement or any provision hereof.

24. Possession. Seller shall deliver actual possession of the Property at Closing.

25. Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of California.

26. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns as the case may be, and Purchaser shall have the right to assign its rights hereunder and thereafter be released from any further liability hereunder.

27. Surviving Clauses. The provisions of this Agreement relating to tax prorations after Closing, Purchaser’s indemnification with respect to its entering upon the Property prior to Closing, Seller’s representations, covenants, warranties and indemnity agreement in Section 11, Seller’s covenant not to encumber the Property subsequent to the date hereof, the mutual covenants of Seller and Purchaser to indemnify each other, as the case may be, as set forth in Section 12, shall not merge into the Deed but instead shall survive any Closing pursuant to this Agreement. Except as set forth in the preceding sentence or as otherwise expressly set forth herein, no other provision of this Agreement shall survive the Closing of this transaction.

28. Tax Deferred Exchange. Purchaser may structure the sale of the Property as a like kind exchange under Internal Revenue Code Section 1031, at Purchaser’s sole cost and expense. Seller shall reasonably cooperate therein, provided that Seller shall incur no material costs, expenses or liabilities in connection with Purchaser’s exchange and Seller shall not be required to take title to or contract for purchase of any other property. If Purchaser uses a qualified intermediary to effectuate the exchange, any assignment of the rights or obligations of Purchaser hereunder shall not relieve, release or absolve Purchaser of its obligations to Seller hereunder. Purchaser shall reimburse Seller for all reasonable out-of-pocket expenses, if any, incurred by Seller in effectuating Purchaser’s exchange.

29. Non-Solicitation. From and after the Effective Date, Seller shall not market the Property for sale, or solicit or accept any back-up offers with respect to the sale of the Property.

30. Offer and Acceptance. This Agreement, as executed by the party first executing it, shall constitute an offer to the other party. The offeree shall accept the same, if at all, by delivering a fully executed copy of this Agreement to the offeror on or before 5:00 p.m., Eastern Standard Time, July 8, 2013. The notice provisions hereof hereinabove notwithstanding, acceptance of this offer shall be effective only upon the actual receipt by the offeror of a faxed or emailed copy of the fully executed Agreement by such date and time, followed by the offeror’s receipt on the next business day of the fully executed original. The offer, if not timely accepted as aforesaid, shall expire and be of no further force and effect at the time and date set forth in this Section.

IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year first above written.

PURCHASER:

GLADSTONE LAND CORPORATION, a Maryland corporation

By:

Title:

SELLER:

KETCHAM BROTHERS AG LAND PARTNERSHIP, a California general partnership

By:

Title:

By:

Title:

By:

Title:

By:

Title:

EXHIBIT A

LAND

EXHIBIT B

PERSONAL PROPERTY

EXHIBIT C

DUE DILIGENCE MATERIALS

(a) Plans, drawings, specifications and engineering and architectural studies and work (including “as built” plans and drawings, if any) with regard to the Property that are in Seller’s possession;

(b) Any appraisals and surveys of the Property obtained during the period during which Seller has owned the Property or otherwise in Seller’s possession;

(c) Copies of each current Lease and any amendments or proposed amendments thereto;

(d) As to each Lease and Tenant, a statement of (i) the rent payable under such Lease for the last five (5) years, (ii) the date on which rent is due under each Lease, (iii) all receipts for rent and the rental period for which, rent has been paid, (iv) the expiration date of such Lease and any renewal or extension options, (v) information regarding the status of security deposits, if applied, and (vi) the identity of any sublessee(s) or licensee (s) of any part of the Property (including without limitation, any licensee of any hunting, fishing or other recreational rights with respect thereto), including the material terms of any such sublease or license;

(e) Copies of all correspondence in Seller’s possession relating to any Government Payments;

(f) Copies of all material correspondence during the last 12 months in Seller’s possession relating to each Lease.

(g) Real estate tax bills and statements for the current year and the previous two (2) years with respect to the Property;

(h) Utility bills for the Property for the two (2) most recent complete calendar years and the current year-to-date;

(i) Copies of insurance certificates with respect to the Property;

(j) Copies of all of the Contracts and any amendments or proposed amendments thereto;

(k) Copies of any soil boring or other similar engineering reports with respect to the Property obtained during the period during which Seller has owned the Property;

(l) Any environmental assessment report or study with respect to the Property in Seller’s possession;

(m) Copies of any warranties relating to any Improvements or Personal Property (including without limitation Irrigation Equipment) included in the Property;

(n) Any information in Seller’s possession or control from any governmental agency or authority regarding the Property or adjacent properties;

(o) Copies of all notices and correspondence received from any governmental agency of authority regarding the Property or adjacent properties;

(p) Copies of all notices and correspondence received from third-parties claiming an interest or right in and to the Property, or any portion thereof; and

(q) Copies of all certificates, applications, permits or other documents related to or evidencing Water Rights associated with the Property or any portion thereof.

EXHIBIT D

FORM OF TENANT ESTOPPEL LETTER

            , 20

To:                      (“Buyer”)

Re:	Lease dated , (the “Lease”) executed between (“Landlord”), and (“Tenant”), for the approximately acres located in County, and known or designated as (the “Property”)

Gentlemen:

The undersigned Tenant understands that you or your assigns intend to acquire the Property from                                         . The undersigned Tenant does hereby certify to you as follows:

A.	The Lease consists only of the documents identified in items 1 and 2 on Schedule A attached hereto (“Schedule A”). There are no tenant inducements, rent concessions or tenant improvement allowances or other landlord obligations or concessions other than as expressly set forth in such written documents.

B.	The Lease is in full force and effect and has not been modified, supplemented, or amended as indicated in Item 2 on Schedule A. [Tenant is presently conducting farming operations at the Property under the Lease.]

C.	Tenant has not given Landlord written notice of any dispute between Landlord and Tenant. Landlord is not in default under the Lease.

D.	Tenant does not claim any offsets or credits against rents payable under the Lease. Tenant is not entitled to any unpaid allowance for any improvements or otherwise under the Lease.

E.	Tenant has not paid a security or other deposit with respect to the Lease, except as shown in Item 3 on Schedule A.

F.	Tenant has fully paid rent on account through , 20 ; the current base rent and any Property expenses payable by Tenant under the Lease are as shown in Item 4 on Schedule A.

G.	Tenant has not paid any rentals in advance except for the month(s) of 20 .

H.	The term of the lease will terminate on the dates indicated in Item 5 on Schedule A.

I.	The Tenant has not granted any license or other right to use any part of the Property (for hunting, fishing or other recreational uses, or otherwise), except for as follows:

.

J.	Except as shown in Item 6 on Schedule A, Tenant has no right of first refusal or option to lease space in addition to the premises demised under the Lease.

K.	Except as shown in Item 6 on Schedule A, Tenant has no right of first refusal or option to purchase the Property or any part thereof.

L.	The undersigned is authorized to execute this Tenant Estoppel Certificate on behalf of Tenant and realizes that Landlord is proposing to sell the Property that includes the leased premises, and any proposed buyer of the Property shall be entitled to rely upon this certification by Tenant.

SCHEDULE A

1.	Lease:

Landlord:
Tenant:
Date:

2.	Modifications and/or Amendments

(a)	Date:
(b)	Date:
(c)	Date:

3.	Security Deposit

(currently held by

 Landlord)                 $

4.	Rent

for current term

of Lease                    $

Expenses Paid By Tenant: [Indicate “yes” or “no”]
Taxes:
Utilities:
Maintenance:
Other:

5. Commencement Date:
Termination Date:

6. Right of First refusal	to Lease	to Purchase
or option

(if none, state “None”)

 If “yes”, does such right or option still exist or has such right or option been exercised or waived?

Still Exists	Exercised	Waived

EXHIBIT E

GENERAL ASSIGNMENT

THIS GENERAL ASSIGNMENT (this “Assignment”) is entered into as of the              of             , 20    , between                      (“Assignor”), whose address is                     , and                      (“Assignee”), a                      whose address is                     .

1. Purchase Agreement; Defined Terms. This Assignment is being executed and delivered pursuant to that certain Agreement of Purchase and Sale between             , as Purchaser,                      and                     , as Seller, dated as of             , 201     (the “Purchase Agreement”). Any capitalized term used but not otherwise defined herein shall have the meaning set forth in the Purchase Agreement.

2. Assignment and Conveyance. For good and valuable consideration received by Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby bargains, sells, conveys, grants, transfers and assigns to Assignee the entire right, title and interest of Assignor in and to the following in accordance with the terms and conditions of the Purchase Agreement:

i.	All Contracts not previously terminated at Assignee’s request, the Leases and any security deposit(s) under the Lease;

ii.	All Personal Property including, without limitation, all of Seller’s right, title and interest to the Crops and Plants;

iii.	All warranties, guarantees, bonds, licenses, permits, certificates of occupancy, zoning certificates, and other governmental permits and licenses to and in connection with the construction, development, ownership, use, operation or maintenance of the Property or any part thereof, to the extent the same are assignable; and

iv.	All Water Rights.

5. Assumption. Assignee hereby assumes the obligations of Assignor under the Contracts and as lessor under the Leases, in each and every case only to the extent first arising from and after the date hereof. Assignor shall promptly notify Assignee in writing if any claim is made against Assignor with respect to any matter which Assignee has agreed to assume in this Assignment, specifying the nature and details of such claim. Assignor shall cooperate fully with Assignee and its counsel and attorneys in the defense against such claim in accordance with their judgment and discretion, and Assignor shall not pay or settle any such claim without Assignee’s prior written consent. No person or entity, other than Assignor, shall be deemed a beneficiary of the provisions of this Section 5.

6. Indemnity. Assignee agrees to indemnify, defend and hold Assignor harmless from and against any and all claims, damages, demands, causes of action, liabilities, judgments,

losses, costs and expenses (including but not limited to reasonable attorneys’ fees) asserted against or incurred by Assignor caused by the failure of Assignee to perform any obligation under the Contracts or Leases which obligation was assumed by Assignee hereunder. Assignor agrees to indemnify, defend and hold Assignee harmless from and against any and all claims, damages, demands, causes of action, liabilities, judgments, losses, costs and expenses (including but not limited to reasonable attorneys’ fees) asserted against or incurred by Assignee caused by the failure of Assignor to perform any obligation under any of the Contracts or the Leases first arising prior to the date hereof.

7. Power and Authority. Assignor represents and warrants to Assignee that it is fully empowered and authorized to execute and deliver this Assignment, and the individual signing this Assignment on behalf of Assignor represents and warrants to Assignee that he or she is fully empowered and authorized to do so.

8. Attorneys’ Fees. If either Assignee or Assignor or their respective successors or assigns file suit to enforce the obligations of the other party under this Assignment, the prevailing party shall be entitled to recover the reasonable fees and expenses of its attorneys.

9. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

10. Counterparts. This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of fewer than all of the parties but all of which shall be taken together as a single instrument.

11. Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of                     .

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment the day and year first above written.

ASSIGNOR

By:
Title:

ASSIGNEE